Exhibit 10.15
America Service Group Inc. (the “Company”)
Summary of 2011 Director and Executive Officer Compensation
I.	DIRECTOR COMPENSATION. Directors who are employees of, or paid consultants to, the Company do not receive additional compensation for serving as directors of the Company. The following table sets forth current rates of cash compensation for the Company’s non-employee directors.

Non-Executive Chairman of the Board	$156,000

Annual retainer	$40,000

Board meeting attendance fee	$1,500

Audit Committee Chair annual retainer	$15,000

Audit Committee meeting fee for all Audit Committee meetings held on a date other than a Board meeting date	$2,500

Incentive Stock and Compensation Committee Chair and Annual retainer	$10,000

Corporate Governance and Nominating Committee Chair and Ethics and Quality Assurance Committee Chair annual retainer	$7,500

Committee meeting fee for all committee meetings other than Audit Committee held on a date other than a Board meeting date	$1,000
     The Board compensation program provides that each new Director (as defined by the 2009 Equity Incentive Plan) upon election to the Board receive 5,000 restricted shares of the Company’s common stock. Under the terms of the restricted shares, each new Director shall have the right, among other rights, to receive cash dividends on all of the shares and to vote such shares until the Director’s right to such shares is forfeited of becomes nonforfeitable. These shares become nonforfeitable in equal annual installments over four years beginning on the first anniversary of the date the shares are issued.
     In addition, the Board compensation program provides that each non-employee director will receive 4,000 restricted shares of the Company’s common stock on an annual basis. Each non-employee director shall have the right, among other rights, to receive cash dividends on all of these shares and to vote such shares until the non-employee director’s right to such shares is forfeited or becomes nonforfeitable. These shares become nonforfeitable in equal annual installments over three years beginning on the first anniversary of the date the shares are issued.

II.	EXECUTIVE OFFICER COMPENSATION. The following table sets forth the current annual base salaries provided to the Company’s Chief Executive Officer and most highly compensated executive officers.

Executive Officer	Current Salary
Richard Hallworth	$571,000
Michael W. Taylor	420,000
Dr. Carl J. Keldie	361,000
Jonathan B. Walker	270,000
J. Scott King	235,000
          In addition to their base salaries, the Company’s Chief Executive Officer and most highly compensated executive officers are also eligible to:
•	receive cash bonuses under the Company’s Annual Incentive Compensation Plan;
•	participate in the Company’s long-term incentive program, which currently involves the award of stock options or restricted stock pursuant to the Company’s 2009 Equity Incentive Plan; and
•	participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, 401(k) Plan and Employee Stock Purchase Plan.